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                      VANGUARD(R) CAPITAL OPPORTUNITY FUND
                SUPPLEMENT TO THE PROSPECTUS DATED FEBRUARY 20, 2004

IMPORTANT CHANGES TO VANGUARD CAPITAL OPPORTUNITY FUND

FUND CLOSED TO NEW SHAREHOLDERS
Effective as of the close of business on March 4, 2004, Vanguard Capital Opportunity Fund will no longer accept new shareholders, and will limit additional investments by existing shareholders as further described below. There is no specific time frame for when the Fund will reopen.

Existing shareholders of Vanguard Capital Opportunity Fund may invest up to $25,000 per year in the Fund during the closed period. This $25,000 limit applies to the total amount invested during any calendar year in all Fund accounts registered to the same primary Social Security or taxpayer identification number. Investments made on or before March 4, 2004, will not count toward the $25,000 annual limit, nor will dividend and capital gains reinvestments. Participants in certain qualified retirement plans may continue to invest in accordance with the terms of their plans. Certain qualifying asset allocation programs may continue to operate in accordance with their program terms.

ELECTRONIC TRANSACTIONS
During the closed period, it will not be possible to purchase Vanguard Capital Opportunity Fund shares through Vanguard's website or Tele-Account(R) service. Shareholders, however, may continue to redeem Fund shares using these electronic methods.

Vanguard Capital Opportunity Fund may modify these transaction policies at any time without advance notice to shareholders. Please call Vanguard for more detailed information about the Fund's transaction policies. Investors in non-retirement accounts and IRAs should call Vanguard's Investor Information Department at 1-800-662-7447. Participants in employer-sponsored retirement plans should call Vanguard Participant Services at 1-800-523-1188.






(C)2004 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor                         PS111 032004